Exhibit 99.1

    Badger Meter Reports Record 2004 Sales and Earnings Per Share

    MILWAUKEE--(BUSINESS WIRE)--Feb. 3, 2005--Badger Meter, Inc. (AMEX:BMI) today reported record sales and earnings per share for the year ended December 31, 2004.
    Net sales increased 11.4% to a record $205,010,000 for 2004, from sales of $183,989,000 in 2003. Net earnings were $9,633,000 or a record $1.42 per diluted share in 2004, a 27.1% increase from earnings of $7,577,000 or $1.15 per diluted share in 2003. Earnings per share for 2004 and 2003 reflect a 2-for-1 stock split on December 10, 2004.
    For the fourth quarter of 2004, net sales were $48,518,000, a slight increase from sales of $48,285,000 for the fourth quarter of 2003. Net earnings were $817,000 or $0.12 per diluted share for the fourth quarter of 2004, compared to earnings of $1,621,000 or $0.24 per diluted share for the same period in the prior year.
    "We made excellent progress in 2004, as sales increased in both our utility and industrial product lines. The improvement in sales and earnings was primarily driven by higher sales of water meters and automatic metering systems for the residential water utility market. We are especially pleased with the performance of our proprietary Orion(R) automatic meter reading (AMR) system. Orion is quickly gaining market share, with 2004 Orion sales more than double the level of 2003," said Richard A. Meeusen, chairman, president and CEO of Badger Meter.
    "In addition to the strong performance of the utility business, all of our industrial product lines improved, except for our operation in France which continues to be impacted by the difficult French markets. Sales of our automotive fluid meters, electromagnetic flow meters, small precision valves and impeller flow meters all benefited from the improving global economy," Meeusen said.
    Meeusen said the results for 2004 were impacted by higher prices of raw materials including steel, brass and resins, increased costs for euro-based components and Sarbanes-Oxley Act compliance. "In spite of these increased costs, our ongoing focus on expense controls enabled us to maintain the gross margin at about the same level as in 2003," said Meeusen.
    "Our results for the fourth quarter, which is traditionally a slower period for us, were affected in 2004 by the timing of orders, currency losses and an increase in overall tax expenses, including the tax impact of the operating losses at our automotive fluid systems facility in France. We are continuing our efforts to improve the profitability of this business," Meeusen said.
    "Badger Meter continues to be financially strong. In 2004, we generated cash from operations and maintained debt at approximately the same level as in the prior year. At the same time, we continued to invest in developing new products and product enhancements and increased our quarterly cash dividend payment for the twelfth straight year," said Meeusen.
    "In 2005, we will celebrate the 100th anniversary of Badger Meter. While our short-term results may vary due to economic conditions and other factors, our focus on managing for the long term has enabled Badger Meter to survive and grow for 100 years. Only a very small percentage of companies reach the century milestone. We look forward to building on this strong foundation in the months and years ahead," Meeusen added.
    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in this document, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local-read meters toward more expensive, value-added automatic meter reading (AMR) systems;

    -- the success or failure of newer Company products, including the Orion(R) radio frequency mobile AMR system, the absolute digital encoder (ADE) and the proposed Galaxy(TM) fixed network AMR system;

    -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

    --  the actions (or lack thereof) of the Company's competitors;

    -- the Company's relationships with its alliance partners, particularly its alliance partners that provide AMR connectivity solutions;

    -- the general health of the United States and foreign economies, particularly including housing starts in the United States and overall industrial activity;

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level;

    -- changes in foreign economic conditions, including currency fluctuations such as the increase in the euro versus the United States dollar; and

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

    All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS


                   Twelve Months Ended December 31,

                                               2004          2003
                                           ------------- -------------
                                            (unaudited)
Net sales                                  $205,010,000  $183,989,000
Gross margin                                $67,478,000   $60,519,000
Earnings before income taxes                $17,980,000   $13,351,000
Provision for income taxes                   $8,347,000    $5,774,000
Net earnings                                 $9,633,000    $7,577,000
Earnings per share(a):
     Basic                                        $1.46         $1.17
     Diluted                                      $1.42         $1.15
Shares used in computation of(a):
     Basic                                    6,596,916     6,448,968
     Diluted                                  6,806,801     6,597,792


                    Three Months Ended December 31,

                                               2004          2003
                                           ------------- -------------
                                            (unaudited)
Net sales                                   $48,518,000   $48,285,000
Gross margin                                $15,968,000   $15,455,000
Earnings before income taxes                 $3,037,000    $3,713,000
Provision for income taxes                   $2,220,000    $2,092,000
Net earnings                                   $817,000    $1,621,000
Earnings per share(a):
     Basic                                        $0.12         $0.25
     Diluted                                      $0.12         $0.24
Shares used in computation of(a):
     Basic                                    6,651,410     6,507,800
     Diluted                                  6,914,599     6,730,829


(a) Per share amounts and number of shares have been restated to reflect the 2-for-1 stock split paid on December 10, 2004.



                          BADGER METER, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS



                     Assets
                     ------                 December 31,  December 31,
                                               2004          2003
                                           ------------- -------------
                                            (unaudited)
Cash                                         $2,834,000    $2,089,000
Receivables                                  26,879,000    26,304,000
Inventories                                  35,646,000    29,654,000
Other current assets                          6,023,000     4,951,000
                                           ------------- -------------
         Total current assets                71,382,000    62,998,000
Net property, plant and equipment            42,016,000    42,838,000
Prepaid pension                              17,290,000    16,236,000
Other long-term assets                        5,169,000     4,690,000
Goodwill                                      7,104,000     7,089,000
                                           ------------- -------------
         Total assets                      $142,961,000  $133,851,000
                                           ============= =============


      Liabilities and Shareholders' Equity
      ------------------------------------


Short-term debt and current portion long-
 term debt                                  $22,887,000    $9,188,000
Payables                                     11,395,000    14,895,000
Accrued compensation and employee benefits    6,166,000     5,916,000
Warranty and other liabilities                4,799,000     6,350,000
                                           ------------- -------------
         Total current liabilities           45,247,000    36,349,000
Deferred income taxes                         7,437,000     5,699,000
Long-term employee benefits                  11,392,000    12,182,000
Long-term debt                               14,819,000    24,450,000
Shareholders' equity                         64,066,000    55,171,000
                                           ------------- -------------
         Total liabilities and
          shareholders' equity             $142,961,000  $133,851,000
                                           ============= =============

    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702